Exhibit 10.2

Curragh Queensland Mining Pty Ltd

Contract of Employment

This contract of employment (“Contract”) confirms the express contractual terms and conditions of employment between Curragh Queensland Mining Pty Ltd (“the Company”) and the employee (“the Employee” or “you”).

Commencement and Location of Employment

Unless agreed otherwise, your appointment to this position will commence on or before September 1, 2021.

Your employment with the Company will continue until terminated by either party in accordance with the terms of this Contract.

Your position will be based in Brisbane, however you may be required by the Company to work at other locations (on a temporary or permanent basis) to perform the inherent requirements of your position. The Company may require you to travel within the state, interstate or overseas to perform your duties.

You may be required to transfer to other positions and locations with the Company or the Coronado Global Resources Group (“Coronado Group”), subject to appropriate consultation and notice.

Role and Reporting Structure

The Company will employ you in the role of Chief Operating Officer, Australia. The position currently reports to the President & Chief Executive Officer (Leader). You will report to the Leader or as otherwise directed by the Company.

Probation Period

You will be employed initially on a probationary basis for a period of three [3] months. During that time either you or the Company may terminate your employment, without reasons being given, on one week's notice in writing. If the Company ends your employment during this period, it may end your employment immediately and pay you one week's pay in lieu of notice.

At the end of the probation period, your performance will be reviewed and if satisfactory, your ongoing employment with the Company will be confirmed. If your performance during this period is unsatisfactory, your employment may be terminated in accordance with this clause.

Duties

During your employment you must:

(a)	during your working hours and at other times as reasonably necessary, devote your whole time, attention and ability to the business of the Company;

(b)	serve the Company and perform your duties diligently, honestly and faithfully;

(c)	exercise and carry out all duties required of you within your skills and competence;

(d)	follow all lawful and reasonable directions and instructions given to you by the Company;

(e)	not, without the prior written consent of the Company, directly or indirectly engage in any other employment or in any other activity (whether paid or unpaid) which may conflict with your duties as an employee of the Company or may adversely affect the reputation of the Company or the Coronado Group (and you warrant that you are not under any obligation or restriction which would interfere or conflict with your employment in this role or your obligations and duties under this Contract);

Curragh Queensland Mining Pty Ltd ABN 55 095 450 418	Private Mail Bag Blackwater QLD 4717	T +61 7 4986 9211 F +61 7 4986 9327

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(f)	notify the Company immediately if any interest or obligation arises which may be inconsistent with your obligations to the Company or which may adversely affect the reputation of the Company;

(g)	comply with any direction from the Company to take all necessary action to remove any conflict (whether direct or indirect) (and you acknowledge that in some circumstances a serious conflict may justify the termination of your employment);

(h)	promote the interests and welfare of the Company, and not act in any way which may harm or prejudice the reputation and goodwill of the Company or the Coronado Group; and

(i)	as lawfully required by the Company, perform work for any other member or members of the Coronado Group.

You must perform the duties reasonably associated with your position. The Company may vary your duties and responsibilities from time to time or assign you additional duties and responsibilities as may be directed by the Company or your Leader. In particular, you may be required to perform any duties in any area of the operation, subject to your competence and any safety and statutory requirements. You may also be requested to train to become competent in new skills as required by the Company.

If your position, duties or reporting structure change, this Contract will continue to apply to your employment unless you and the Company enter a new written employment contract or vary this Contract in writing.

Hours of Work

Your ordinary hours are in accordance with the NES, during the Company’s ordinary business hours, and reasonable additional hours in accordance with the Company’s operational requirements. Because of the nature of your position, you acknowledge and agree that any additional hours that you are required to work in excess of your ordinary hours per week are reasonable so far as they are necessary for the full and proper performance of your duties under this Contract. Your remuneration includes compensation for this.

Your hours of work may be averaged over a period of up to six months.

You acknowledge and agree that you will comply with any time recording requirements as notified by the Company from time to time.

Total Employment Cost

You will be paid on a total employment cost (TEC) basis. Your initial TEC is $700,000 (less applicable tax) per annum (inclusive of superannuation).

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Your TEC is made up of the following components:

(a)	Cash salary:

Your cash salary will be the amount remaining after deducting from your TEC the amounts for Company superannuation contributions paid by the Company for your benefit, and any other pre-tax deductions nominated by you. Your cash salary, net of tax and authorised deductions, will be paid no less frequently than on a monthly basis by electronic funds transfer into bank account/s nominated by you.

(b)	Superannuation:

The Company will make compulsory superannuation guarantee contributions, on your behalf, up to the quarterly maximum contribution required under the Superannuation Guarantee (Administration) Act 1992 (Cth). Superannuation guarantee contributions are included as part of your TEC.

By agreement with the Company, you may choose to make additional voluntary contributions to your chosen fund.

If you do not nominate a superannuation fund, contributions payable on your behalf will be directed to the Company’s default superannuation fund. A Choice of Fund form can be returned at any time and future contributions will be made to your nominated fund.

You consent to the provision of your personal information, including any health information, between the Company and the superannuation fund and their service providers. This information is necessary to facilitate the provision of benefits in the course of your employment and for the management of the fund.

Your TEC is in full recognition of the requirements of the role and the hours of work necessary to perform the role. Unless otherwise specified in this Contract, your TEC includes compensation for all entitlements, benefits or payments that you may be otherwise entitled to, including under any applicable industrial instrument or legislation. This includes, but is not limited to:

•	minimum weekly wages;

•	allowances;

•	overtime;

•	penalty rates;

•	shift loadings;

•	annual leave loading; and

•	any other loadings or penalties.

Accordingly, you will not be paid any special rates or allowances for working particular times or under particular conditions unless otherwise agreed in writing.

The Company is entitled to apply:

•	any over-industrial instrument payments or other benefits provided for in this Contract, or paid to you in excess of minimum statutory or industrial instrument entitlements, in satisfaction of any industrial instrument entitlements or other entitlements to which you are, or become, entitled;

•	overpayments for any entitlement in any pay period against another entitlement or pay period.

For avoidance of doubt, your annual remuneration should not be regarded as an annualised wage arrangement under any applicable industrial instrument.

Incentive Arrangements You may be eligible to participate in incentive arrangements offered by the Company or Coronado Group from time to time. Details of these arrangements will be provided to you separately, and do not form a part of this Contract.

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Annual Leave

You will be entitled to annual leave in accordance with the applicable legislation. Currently, full time employees are entitled to 4 weeks annual leave per annum. You are required to apply for annual leave at least 4 weeks prior to your first day of intended leave, or such shorter period as may be agreed with your Leader. Annual leave approved by your Leader and taken during employment will be paid based on your usual rate of pay.

Annual leave is to be taken within 12 months of accruing. If you do not take the leave within this period, the Company may direct you to do so upon giving you one month's notice (without limiting the Company’s rights at law).

You and the Company may agree in writing for you to cash out an amount of paid annual leave in accordance with statutory requirements.

On termination of employment, you will be paid for any accrued and untaken annual leave based on your usual rate of pay.

Long Service Leave

You are entitled to long service leave in accordance with applicable legislation.

Other Leave

You are entitled to personal/carer’s leave, parental leave, compassionate leave, community service leave and family and domestic violence leave in accordance with applicable legislation.

Public Holidays

Public Holidays will be those declared as public holidays in the state or territory in which you work. Although you are not normally required to work on public holidays (and will be entitled to paid leave), you may be requested, and you will not unreasonably refuse, to work on a public holiday in order to perform your duties and meet the operational requirements of the Company, compensation for which is included in your remuneration.

Medical Assessments

The Company may, from time to time at its discretion, require you to undergo an independent medical assessment by a doctor or other health professional(s) nominated by the Company.

You consent to the doctor or health professional releasing the results of that assessment to the Company. The Company will keep this information confidential and the Company will only use it to assess your ability to perform your duties or meet the Company’s work health and safety obligations, which may result in the Company taking action including, but not limited to:

•	requiring you to return to work;

•	requiring you to leave, or remain away from work, for a period of time; or

•	ending your employment.

The above requirement is separate to, and in addition to, any requirement for a health or medical assessment under applicable legislation.

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Guarantee of Annual Earnings

This clause, and the Company’s undertaking in this clause, only applies if at any time during your employment your remuneration package (inclusive of salary and the value of non-monetary benefits) exceeds the high income threshold as defined in the Fair Work Act 2009 (Cth).  If your remuneration exceeds the high income threshold, for the purpose of section 330 the Fair Work Act 2009 (Cth), the Company undertakes that it will pay you your remuneration package set out in this Contract or a variation to this Contract (inclusive of salary and the value of non-monetary benefits), for a period of at least 12 months.  As a result, the modern award you are covered by will not apply to your employment for the period during which this undertaking operates. By entering into this Contract, you accept this undertaking and the amount of your annual remuneration package.

This undertaking will continue until the earlier of your employment with the Company ending; you accepting a new undertaking from the Company; or you and the Company agreeing to revoke this undertaking.

This undertaking does not affect the rights of either you or the Company to end the employment relationship in accordance with the termination provisions set out in this Contract.

Compliance with Company Policies and Procedures

During your employment you are required to comply at all times with all Coronado Group’s policies and procedures as varied or introduced from time to time.

It is your obligation to familiarise yourself with current policies and procedures that are relevant to your employment and to comply at all times with such policies and procedures. The Coronado Group’s policies and procedures operate independently of this Contract and are not incorporated into this Contract and are not binding on the Coronado Group or the Company.

The Coronado Group reserves the right to amend, revoke, introduce or replace its policies and procedures at its discretion.

Occupational Health and Safety

You must comply with all occupational health and safety systems and requirements that are relevant to your work. You must attend to your work safely, take all reasonable care and notify your Leader if you become aware of any workplace risks. You must not create a potential safety risk to yourself or others in the course of your employment.

Privacy

You consent to the Company collecting, storing, using and disclosing your personal and health information for any lawful purpose relating to your employment, and to the Company transferring your personal and health information outside Queensland and Australia in the course of its business activities.

You also consent to the Company disclosing your personal and health information to third parties for any lawful purpose relating to your employment. These persons include the Australian Tax Office or other government agencies, related entities, superannuation fund trustees and administrators, contractors, bankers, insurers, medical, rehabilitation or occupational practitioners, laboratory analysts, investigators, financial and legal advisers, potential purchasers on sale of business, law enforcement bodies and regulatory authorities.

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Confidential Information

“Confidential Information” means any information which is confidential and not in the public domain (unless in the public domain because of a breach of confidentiality), including, but not limited to:

•	technical information relating to the Coronado Group, including its operations, products and services;

•	all information concerning the Coronado Group, its methods of operating, marketing and other activities;

•	information concerning the Coronado Group’s customers or clients or prospective customers or clients;

•	personal information about officers, employees or contractors engaged by the Coronado Group;

•	the Coronado Group’s policies, procedures, handbooks, manuals and forms; and

•	competitive and financial information concerning the Coronado Group not in the public domain.

During your employment with the Company you will have access to or may become acquainted with Confidential Information.

You must not use or disclose Confidential Information, except

(a)	for the purpose of and to the extent necessary to properly perform your duties; or

(b)	where disclosure of specific Confidential Information is required to comply with any applicable law; or

(c)	the use or disclosure of the Confidential Information is agreed by the Company in writing.

You must immediately notify the Company of any suspected or actual unauthorised use, copying or disclosure of Confidential Information.

You agree that upon termination of your employment for any reason you will return to the Company all of the Confidential Information that you have in your possession.

Your obligations under this clause continue after your employment ends.

Intellectual property

For the purpose of this clause:

Work means any invention, discovery, design, improvement, formula, process, technique, literary or artistic work, or any other item in which Intellectual Property Rights subsist or are capable of subsisting and is wholly or partly created, made or discovered by you either:

(a)	during your employment (whether or not during ordinary working hours); or

(b)	otherwise using the facilities, resources, time, Confidential Information or any other opportunity provided by the Company, or the broader Coronado Group.

Intellectual Property Rights means all existing and future rights, which may be protected by copyright, patent, design, trademark or other registration or other forms of protection in Australia or elsewhere.

Moral Rights includes the right to be identified as the author of the work, the right not to have any other person identified as the author of the work and the right of integrity of authorship (as defined in the Copyright Act 1968 (Cth)).

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The Work and all Intellectual Property Rights in the Work will belong absolutely to the relevant company or companies within the Coronado Group and you agree to do all things necessary and execute any document required to give effect to this ownership.

You must immediately and fully disclose to the Company any Work created, contributed to, made or discovered by you during your employment.

You consent to any act or omission by the Company or the Coronado Group which would otherwise infringe or breach any Moral Rights you may have in any Work made by you in the course of employment.

You also agree that this consent and waiver extends to any licensees and successors in title to the Company or relevant company within the Coronado Group in respect of such Works, as well as to any persons who are authorised by the Coronado Group or by its licensees and successors in title to do acts comprising the copyright of such Works.

You agree to execute any further document necessary to give effect to this. If you do not comply with such a request by the Company within 7 days, you authorise the Company (or any persons authorised by the Company) to do all things and execute all documents necessary to give effect to that request on your behalf.

For the avoidance of doubt, your obligations under this clause continue after your employment ends.

Termination of Employment

Either party may terminate your employment by giving the other party three [3] months’ written notice.

In the event that the Company terminates your employment for any reason other than the reasons set forth in this paragraph under subparagraphs (a), (b), (c) and (d), the Company will pay a termination payment equivalent to six months TEC.

The Company may, at its discretion, make a payment in lieu of notice for all or part of the notice period or require you to work for all or part of the notice period. In the event that you end your employment without giving the specified period of notice, you agree to pay the Company an amount equal to your total remuneration for the balance of the notice period not served.  You agree that this amount is a genuine pre-estimate of the loss the Company is likely to suffer as a result of the failure to give the specified period of notice.

The Company may terminate your employment immediately without notice or payment in lieu of notice if you:

(a)	engage in any serious or wilful misconduct including by committing any wilful, serious or persistent breach of your terms and conditions of employment or any Company policy, procedure or guideline or by serious negligence in the performance of your duties;

(b)	engage in any other conduct (either at work or otherwise) which in the reasonable opinion of the Company is likely to affect adversely the reputation of the Company or the Coronado Group and/or render you unsuitable for employment by the Company; or

(c)	are convicted of an offence punishable by imprisonment; or

(d)	commit any other act that would justify summary dismissal at law.

If your employment is terminated for any of the above reasons, the Company will pay you up to the day of termination only.

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Suspension

Without limiting the Company’s right to terminate your employment without notice in the circumstances set out above, the Company may suspend you from duty with pay, or direct you to perform work in a different position, at any time during the term of your employment, including but not limited to in circumstances where the Company forms the view that your conduct, capacity or performance may warrant serious disciplinary action (including ending of your employment). If the Company suspends you from duty, it may appoint someone else to your role for the period of suspension.

Retrenchment Benefits

In addition to the above notice period, if your employment is terminated by the Company due to redundancy you will be entitled to receive retrenchment benefits in accordance with applicable legislation as advised to you and amended from time to time.

Directorship

The Company may request you to become a director of the Company or any of its Related Bodies Corporate (as defined by the Corporations Act 2001 (Cth)) without any additional remuneration and the benefits under this Contract are in part consideration of you agreeing to become a director.

Should you agree to become a director of the Company or any of its Related Bodies Corporate, on termination of your employment:

(a)	you must resign all directorships held as a consequence of the employment, as directed by the Company;

(b)	you irrevocably appoint the Company Secretary of the Company, or any other person nominated by the Board, as your agent to execute any documents on your behalf; and

(c)	you acknowledge and agree that you have no entitlement to any compensation for loss of office.

You agree to resign as a director if the Chairperson or the Company requires you to do so.

Your obligations under this clause survive the end of your employment with the Company.

Compliance and approvals

The exercise of, or compliance with, any discretion, right or obligation under this Contract is subject to any required board or shareholder approvals, any necessary regulatory consent (being the consent of any entity or governmental body that has statutory or other powers over corporations) and compliance with the Company’s (and each Coronado Group company’s) constitution, and all applicable laws.

This clause has effect regardless of any other provision of this Contract.

Company Property

Upon the cessation of your employment you will return to the Company or an authorised officer of the Company:

(a)	all originals and copies in any form (including but not limited to computer data) of all books, records and documents relating to your duties, functions and responsibilities as an employee of the Company or its business affairs (including customer lists and details); and

(b)	all other things belonging to the Company (including but not limited to keys, security cards and passes, corporate credit cards, mobile phones, copies of documents and computerised information).

Your obligations under this clause continue after your employment with the Company ends.

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Set Off

Immediately on your employment ending or at any other time requested by the Company, you:

(a)	agree to pay to the Company all amounts you owe to it or a related entity (for example, amounts such as personal expenses incurred on a Company mobile telephone, or amounts owing for Company funded study assistance) or any amounts mistakenly paid to you such as an overpayment;

(b)	authorise and direct the Company to deduct or withhold unpaid amounts from monies otherwise owed to you during employment or upon termination of employment; and

(c)	acknowledge that if you fail to repay any monies owing to the Company, including any amounts paid to you by mistake, the Company may demand and enforce the recovery of such monies as a debt immediately due and payable by you to the Company.

Post-Employment Restrictions

‘Confidential Information’ has the meaning given in the clause of this Contract entitled “Confidential Information”.

‘Competitive Business’ means any business that is competitive with or substantially similar to the Company or the Coronado Group during the period of 6 months preceding the End Date or during the Restricted Period.

‘End Date’ means the date on which your employment with the Coronado Group ends.

‘Entity’ means an individual, company, partnership, joint venture (whether corporate or incorporate) or any other body (whether corporate or incorporate).

‘Prescribed Position’ means:

1	a position as employee, director, secretary, company officer, agent, contractor, consultant or adviser of any Entity;

2	a partner, shareholder or member of any Entity; and

3	acting as any of the persons referred to in items 1 and 2 of this definition.

‘Restricted Area’ means:

1	Any country where the Coronado Group has operations, including at the date of this Contract the United States of America and Australia; or failing that

2	The United States of America and Australia; or failing that

3	Australia; or failing that

4	Queensland and New South Wales; or failing that

5	Queensland.

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‘Restricted Period’ means:

1	the period of 12 months starting on the End Date; or failing that

2	the period of 6 months starting on the End Date; or failing that

3	the period of 3 months starting on the End Date; or failing that

4	the period of 1 months starting on the End Date.

Inducing directors, employees or contractors to leave the Coronado Group

You must not (whether directly or indirectly) during the Restricted Period and in the Restricted Area, encourage, induce or attempt to encourage or induce any director, officer, employee or contractor of the Coronado Group, with whom you had work related dealings during the 12 months preceding the End Date, or about whom you have, or have had, Confidential Information about in respect of their engagement with the Coronado Group, to terminate his or her engagement with the entity within the Coronado Group which engages them, whether or not that person would commit a breach of that person’s contract of engagement.

Persuading the Coronado Group’s customers or suppliers to cease or reduce business

You must not (whether directly or indirectly) during the Restricted Period and in the Restricted Area, solicit, canvass or approach any person or entity who was:

(a)	a customer, client, agency or supplier of the Coronado Group with whom you had work-related dealings during the 12 months immediately preceding the End Date or about whom you have, or have had, Confidential Information; or

(b)	a potential customer, potential client, potential agency or potential supplier of the Coronado Group with whom, or in respect of whom, you had work-related dealings during the 12 months preceding the End Date or about whom you have, or have had, Confidential Information, with a view to:

(c)	obtaining the custom or business of any such person or entity for your benefit or the benefit of any other person;

(d)	persuading any such person or entity to cease doing business with the Coronado Group; or

(e)	persuading any such person or entity to reduce the amount of business which the person or entity would normally do, or otherwise would have done, with the Coronado Group.

Competing with the Coronado Group

You agree that you will not (whether directly or indirectly and in any position including a Prescribed Position), during the Restricted Period and in the Restricted Area, carry on, be employed by, or engaged in or otherwise interested in any Competitive Business:

(a)	for purposes of performing duties or providing services which are the same as or similar to those you provided to the Coronado Group at any time within the 12 months immediately prior to the End Date; or

(b)	in a position in which you can use Confidential Information to gain an advantage for a Competitive Business or cause detriment to the Coronado Group.

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Priority of restrictions

You agree that you intend the restrictions in this clause (‘Post-Employment Restrictions’) to operate to their maximum extent. However, should a court consider it necessary to reduce the extent of a restriction, the parties intend that any reduction should be made to the Restricted Area before any reductions are made to the Restricted Period.

Consent

The restrictions in this clause (‘Post-Employment Restrictions’) do not apply in circumstances where you have obtained the Company’s prior written consent.

Restrictions reasonable and inclusive

You agree that:

(a)	you will obtain Confidential Information during your employment, the disclosure of which could materially harm the Coronado Group;

(b)	the restrictions in this clause (‘Post-Employment Restrictions’) are reasonable and necessary for the protection of the Coronado Group’s Confidential Information and goodwill;

(c)	you intend the restrictions to operate to the maximum extent;

(d)	damages may be inadequate to protect the Coronado Group’s interests and the Coronado Group is entitled to seek and obtain injunctive relief, or any other remedy, in any court;

(e)	the restrictions are separate, distinct and several, so that the unenforceability of any restriction does not affect the enforceability of the other restrictions;

(f)	consideration for these restraints is included in your remuneration; and

(g)	despite anything in this clause (‘Post-Employment Restrictions’), for the purposes of this clause (‘Post-Employment Restrictions’), a “substance over form” approach is intended to be taken as to whether the conduct prohibited by this clause (‘Post-Employment Restrictions’) occurred in the Restricted Area. For example, the provisions in this clause will apply if you solicit an employee located inside the Restricted Area but you take the relevant action (e.g. make a telephone call or send an email to that employee) from a location outside the Restricted Area.

Modification of restrictions

If the restrictions in this clause (‘Post-Employment Restrictions’):

(a)	are void as unreasonable for the protection of the Coronado Group’s interests; and

(b)	would be valid if part of the wording was deleted or the period or area was reduced,

the restrictions will apply with the modifications necessary to make them effective.

Obligations continue

Your obligations under this clause (‘Post-Employment Restrictions’) survive the ending of your employment.

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Entitlement to Work in Australia

You warrant that you are legally able to reside and work in Australia and you acknowledge that your employment with the Company is conditional upon you being able to legally reside and work in Australia at all times.

Should your entitlement to work in Australia change you are required to advise the Company immediately. If you are unable to provide confirmation of your current (and updated) entitlement to work in Australia this offer of employment will be withdrawn or your employment with the Company will end.

Reference and Background Checks

This offer of employment with the Company is made to you on the understanding that the information you provided to the Company during the recruitment process is accurate and complete. You must update or provide to the Company any material information which may impact your employment under this Contract, which may change or arise at any time prior to the commencement of or during the course of your employment. The omission of any relevant information, or the provision of false or misleading information, may result in withdrawal of your offer of employment or disciplinary action being taken against you (including termination).

To ensure the integrity of the recruitment process, the Company requires all new employees to undergo reference and background checking. Accordingly, you acknowledge and accept that:

•	this Contract is conditional upon the satisfactory completion of the reference and background checks set out below. If the Company is not satisfied with the results of any of any of the following checks, it may withdraw this offer of employment made to you; and

•	the Company may carry out the following checks on you to determine your suitability for the position:

•	reference check with previous employers;

•	academic qualification check; and/or

•	criminal record check.

General

(a)	This Contract and the letter of offer states all of the express terms of the agreement between the parties in relation to your employment and supersede all prior discussions, negotiations, understandings and agreements with respect to your employment by the Company. These terms may only be modified by an agreement in writing signed by both parties.

(b)	Any notice to be given under these terms and conditions must be given in writing and may be given either personally or by registered mail. Any notice you are required to provide must be handed to your Leader or mailed addressed to the Company’s mailing address. If the Company is required to provide you with notice, it will be either handed to you or addressed to you at your last known place of residence.

(c)	In this Contract, a reference to:

(i)	legislation is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

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(ii)	a policy or other document is to that policy or document as amended, supplemented, replaced or novated; and

(iii)	the “Coronado Group” includes a reference to any member of the Coronado Group.

(d)	Any provision of this Contract which is unenforceable or partly unenforceable is, where possible, to be severed to the extent necessary to make this Contract enforceable, unless this would materially change the intended effect of this Contract.

(e)	These terms and conditions and your employment referred to in this Contract will be governed by the laws of Queensland.

Acceptance of Contract

By signing this Contract, you are acknowledging that:

(a)	you have not relied on any representations regarding your employment made by the Company (or its agents or employees) other than matters expressly set out in this Contract;

(b)	you have been given an opportunity to obtain advice concerning its contents and effect; and

(c)	you have read and understand the contents of this Contract and the letter of offer and your obligations.

Signed:	/s/ Douglas Thompson	Date: August 4, 2021

Douglas Thompson

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